Letter regarding unaudited financial information from the Independent Registered Public Accounting Firm

Zurich, August 3, 2012

Credit Suisse Group AG
Zurich, Switzerland

Re: Registration Statement No. 333-180300 and 333-101259

With respect to the subject registration statements, we acknowledge our awareness of the incorporation by reference therein of our report dated August 3, 2012 related to our review of interim financial information of Credit Suisse Group AG as of June 30, 2012 and 2011 and for the three and six-month periods ended June 30, 2012 and 2011.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

KPMG AG

Simon Ryder Anthony Anzevino
Partner Partner

Zurich, Switzerland
August 3, 2012